Exhibit 99.1

1 CEO SHAREHOLDER LETTER TO THE SHAREHOLDERS OF THE HOWARD HUGHES CORPORATION FROM THE CHIEF EXECUTIVE OFFICER OUR VISION MARCH 13, 2014 — During his lifetime, Howard Hughes built a legacy that places him among the greatest entrepreneurs of the 20th Century. We are inspired by his namesake and driven by our own sharply focused ambitions. In last year’s letter, I compared the development of our company to the process of making a film. In 2012, we wrote the script, scouted locations and cast the talent. In 2013, the cameras began rolling and I am pleased to report from the field that our core developments are off to a strong start. We made substantial progress in creating value at our most important assets, increased the depth of our worldclass development team, delivered strong financial results and generated liquidity that further solidified our balance sheet. The Howard Hughes Corporation had an exceptional year. We have the preeminent master planned community business in the country, and under the skilled stewardship of our MPC leaders, this thriving business was primarily responsible for another year of exemplary financial results. Our consolidated revenues totaled $475 million, of which MPC land sales were up 36% to $246 million, and operating income and income from non-consolidated affiliates totaled $118 million compared to $76 million in 2012. Notwithstanding the fact that many of our most valuable assets are under construction and do not contribute to our bottom line, cash flow from operations was $129 million in 2013. We invested $376 million in pre-development and development to advance our projects to the point at which they will begin to generate recurring cash flow and their intrinsic value can begin to be recognized. We took advantage of low interest rates by raising $750 million of cash through the issuance of covenant-lite bonds which will allow us the flexibility to stay the course in developing assets that will have significant long-term value, regardless of short-term economic or capital markets disruptions during the development cycle. At the end of 2013, we had $895 million of unrestricted cash on hand, and just 28% net debt against the book value of our equity capital base, a value which we believe significantly understates our Company’s intrinsic value. We remain focused on a handful of core assets in which the majority of our value creation potential resides: The South Street Seaport in Lower Manhattan; the master planned communities in Columbia, Maryland, Houston, Texas, and Las Vegas, Nevada; the Shops at Summerlin in Las Vegas; and Ward Village, an urban master planned community in Honolulu, Hawai'i. We are also redeveloping several assets that showcase how imaginative thinking can create value. The Outlet Collection at Riverwalk in New Orleans, Louisiana, represents such an example. We attribute our success in our ongoing progress in unlocking the value of our assets to the dedication and tireless efforts of our exceptionally talented employees, and the ongoing support, guidance and commitment of our board of directors. This year we continued to add talented professionals to our team who share our passion for excellence, have accomplished track records and have made immediate contributions. Together with the board, the senior management team and our 1000+ employees aspire to continue to grow the per-share value of The Howard Hughes Corporation at a high rate over the long term.

An aerial view of construction at Hughes Landing. An aerial view of The Shops at Summerlin under construction. CONSTRUCTION

3 CEO SHAREHOLDER LETTER THE WOODLANDS • We completed construction of 3 Waterway Square and One Hughes Landing. Together these office buildings are approximately 430,000 square feet in size and are 98% occupied. • Two Hughes Landing, a 197,000 square foot office building, quickly followed on the heels of the two office buildings listed above, is almost complete. • We began construction of two office buildings totaling 647,000 square feet of which 478,000 square feet have been leased to Exxon Mobil Corporation. • We commenced construction of our Hughes Landing Retail project, which consists of approximately 122,000 square feet of retail, anchored by a Whole Foods Market. • In the Village of Creekside Park, we are now under construction on a 75,000 square foot retail center that will be complete in late 2014. • We began construction of One Lake’s Edge, a 390-unit multifamily project • We began the redevelopment of The Woodlands Resort and Conference Center, which will be completed by the third quarter of 2014. • We are approaching completion of Millennium Phase II, 314 apartment units which we are building in a joint venture with The Dinerstein Companies. HAWAI'I • In Hawai'i, we completed the construction of The Ward Village Residential Sales Gallery and the Master Plan Information Center in the iconic IBM Building. • We completed Phase Two of Ward Village Shops, a 57,000 square foot retail building now occupied by Nordstrom Rack and Pier One. • We began construction of One Ala Moana, a 206-unit condominium tower that is 100% sold out and slated for completion at the end of 2014. COLUMBIA • We are continuing the construction of The Metropolitan, a 380-unit multifamily development in Columbia, Maryland. The Metropolitan is being built in partnership with Kettler- Orchard and is expected to begin pre-leasing in the second half of 2014. • In the fourth quarter of last year we entered into a joint venture with Kettler-Orchard to construct Phase II, a 437-unit apartment building on land currently known as Parcel C. • We continued the redevelopment and conversion of the old Rouse headquarters into a Whole Foods anchored center. Last year I mentioned that 2013 would be a pivotal year for the company as we transition from planning to building. We did just that by initiating construction from Wall Street to Waikiki: LAS VEGAS, NEW ORLEANS AND NEW YORK CITY • In Summerlin, we are continuing to develop and lease The Shops at Summerlin, a 1.6 million square foot retail downtown for the master planned community which we expect to be open for the holiday season. • In New Orleans, we began construction of the Outlet Collection at Riverwalk. The property is 95% preleased. This will be the first outlet center in the country located in an urban location expected to open in May 2014. • In New York, we commenced construction of the redevelopment of Pier 17 and the historic (Uplands) district, just west of the FDR Drive. In the aggregate, the above developments represent 1.3 million square feet of office, 2.5 million square feet of retail, 1,725 multifamily units and a 406-room renovated hotel with total project costs, excluding the South Street Seaport and the One Ala Moana condominium development, of $1.3 billion. We expect to generate a stabilized yield of approximately 10% from these developments. We have excluded the South Street Seaport because we expect to generate a significantly higher yield on cost than 10% but do not have clear visibility yet.

CEO SHAREHOLDER LETTER

MASTER PLANNED COMMUNITIES

The Howard Hughes Corporation has the best MPCs in some of the strongest markets in the country. Our seasoned management team took advantage of the continued demand for our land and obtained significant price and volume increases over 2012 thereby delivering outstanding results. This trend is continuing into 2014.

THE WOODLANDS



The Woodlands Waterway

George Mitchell was an icon of the energy industry and the visionary founder of The Woodlands. In the 1960s, he saw the need for a thoughtfully planned community where families and businesses could live in harmony with nature. He used the wealth he amassed in the energy industry to acquire 28,000 acres of raw land north of Houston. In his obituary, his children wrote "He led his life with a winning combination of confidence, risk, intellect, imagination, persistence, integrity and loyalty. He touched the lives of countless people and left the world a better place." Mr. Mitchell's passion and legacy survive as part of the culture of our team, led by Paul Layne – Executive Vice President Master Planned Communities, and Alex Sutton and Tim Welbes – Co-Presidents of The Woodlands.

The following napkin sketch from 1972 depicts the original town center concept for The Woodlands. The creator of this drawing, Robert Heineman, is still a valued executive with HHC today. In this drawing, the red and orange areas between I-45 on the right and the blue residential plan on the left represent the acreage reserved for commercial development. Commercial buildings were not developed on this site until the 2000s, after a critical mass of residential homes had been built to generate demand for commercial product. Today, the most valuable opportunities still remain in Town Center. George Mitchell possessed the vision, foresight and courage to preserve the most valuable land for development until it really mattered. We continue to be a tremendous beneficiary of Mr. Mitchell's vision.

Demand for residential and commercial property in The Woodlands continues to grow at a tremendous pace, benefitting not only from a regional economic tailwind but also from our team's ability to identify and execute at the highest level on new commercial and residential opportunities.

In 2011, we acquired the remaining 47.5% equity interest in The Woodlands that we did not already own for $117.5 million, implying a $247 million equity value for the entire asset. With the ongoing commercial development and with results from recent land sales, we believe that the equity value of The Woodlands today is far in excess of that valuation. The following table illustrates the different elements of potential value at The Woodlands. Please note that this table does not adjust for the time value of money nor any potential increase in future value of The Woodlands assets and includes several assumptions regarding cap rates, net operating income, development costs and sales prices, which may or may not be accurate. Despite these caveats, we believe this back of the envelope analysis provides a good illustration of the potential magnitude of the value appreciation in this property since our 2011 acquisition.


OFFICE
RESIDENTIAL
METRO CENTER
I-45
OFFICE
ROBINSON RD
1972

The vision for The Woodlands Town Center sketched on a napkin.

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CEO SHAREHOLDER LETTER

THE WOODLANDS VALUE ESTIMATES

Asset		Amount	Valuation Metric	Year Stabilized		Estimated Value ($MM)
Land						
Residential Land [1]		2,064	Lots		$	316
Commercial Acres [2]		791	Acres			417
Total Land					**$**	**732**
Stabilized Assets						
4 Waterway Square	$	5.8	Projected Annual NOI	2014	$	83
3 Waterway Square		6.3	Projected Annual NOI	2014		90
9303 New Trails		1.8	Projected Annual NOI	2014		26
1400 Woodloch		1.5	Projected Annual NOI	2014		21
20/25 Waterway		1.5	Projected Annual NOI	2014		21
One Hughes Landing		5.5	Projected Annual NOI	2015		79
Millennium Waterway Apartments		4.6	Projected Annual NOI	2014		66
Woodlands Resort & Conference Center [3]		16.0	Projected Stabilized NOI	2016		229
Other Assets		0.4	Projected Annual NOI	2014		6
Total Stabilized Assets [4]	**$**	**43.4**			**$**	**620**
Under Construction						
Two Hughes Landing	$	5.5	Projected Stabilized NOI	2015	$	79
Hughes Landing Retail		3.5	Projected Stabilized NOI	2016		50
One Lake's Edge Multifamily		7.8	Projected Stabilized NOI	2016		111
Creekside Park Village Center		1.9	Projected Stabilized NOI	2015		27
Millennium Six Pines Multifamily		4.4	Projected Stabilized NOI	2015		63
ExxonMobil Build-to-Suit		14.4	Projected Stabilized NOI	2016		262
Total Under Construction [5]	**$**	**37.5**			**$**	**592**
Additional Planned Development						
Commercial Development [6]		7.0	Square Feet (MM)			1,050
Total Additional Planned Development		**7.0**			**$**	**1,050**
Gross Asset Value					**$**	**2,994**
Less: Cost to Complete [7]					$	(428)
Less: Existing Debt [8]						(407)
Estimated Undiscounted Value [9]					**$**	**2,159**

1. 2013 average price per lot less remaining net development costs.
2. Assumes $12.09 per square-foot. Excludes land in the Town Center.
3. Represents projected stabilized NOI upon completion of the redevelopment. 2013 actual NOI was $10.2 million.
4. Assumes a 7.0% cap rate on Projected Annual NOI.
5. Assumes a 7.0% cap rate on Projected Stabilized NOI excluding ExxonMobil, which assumes a 5.5% cap rate.
6. Future development valued $150 per square-foot net of development costs.
7. Estimated cost to complete projects under construction as of December 31, 2013.
8. Debt as of December 31, 2013.
9. The value derived does not account for timing of future developments or completion of existing developments. Future development projects assumed to be completed in this analysis may or may not actually be completed.

5

6 CEO SHAREHOLDER LETTER THE WOODLANDS RESIDENTIAL AND COMMERCIAL LAND In my 2013 shareholder letter, I discussed the results of a competitive bid process for 375 residential lots in which pricing came in 49% higher than sale prices for comparable lots prior to the origination of this process. We continue to obtain competitive bids for residential lots and now command an average price per lot that is 98% higher than before the program was implemented in the second half of 2012. Based on the 2013 average lot price of $155,500 and the uninflated future net cash cost to deliver of approximately $2,600, we estimate a profit of $152,900 on the remaining 2,064 lots. Assuming no further price increases, this results in $316 million in total proceeds from residential lots. If we use the 2013 expected value of $12.09 per square foot for the 791 acres of our remaining commercial land outside The Woodlands Town Center district, we can expect $417 million in proceeds for a combined undiscounted land value of $732 million. THE WOODLANDS COMMERCIAL OPERATING PROPERTIES We continue to expand the platform of stabilized operating assets in The Woodlands. Our commercial properties currently encompass over 1,000,000 square feet of office space, 50,000 square feet of retail space, 393 luxury multifamily units, a 406-key resort and conference center and a country club. Once redevelopment of The Woodlands Resort & Conference Center has been completed and stabilized, we expect the combined annual NOI from these properties to be in excess of $43 million. Applying a conservative 7.0% cap rate to this portfolio of assets, results in a value before debt of $620 million. The Woodlands Resort & Conference Center is currently under construction undergoing a $75 million redevelopment. We are adding 184 new rooms and expect to demolish the older 218 rooms, which were built in the 1970s. Our future plans include replacing these at a later date with luxury townhomes. Occupancy prior to the start of construction was approximately 57.6% comprised of 62.9% during the week and 46.3% during the weekend. With the addition of an 865-foot “lazy river” we expect to attract families on the weekend which will increase average occupancy to 67% comprised of 71% during the week and 58% on the weekend. While the property continues to perform well during construction, we expect NOI to increase by over 50% to $16 million once the redevelopment has been completed and occupancy stabilizes. THE WOODLANDS COMMERCIAL PROPERTIES UNDER DEVELOPMENT As the demand for commercial space and new amenities continues to exceed supply, we are advancing development plans for several strategic assets located within The Woodlands. Most notably, in July 2012, we announced plans for Hughes Landing, a 66-acre mixed use development located on Lake Woodlands. The development is ultimately planned for 1.6 million square feet of office, 250,000 square feet of retail, restaurant and entertainment space, up to 1,500 multifamily units and a 175-room hotel. We recently announced 650,000 square feet of office currently under construction at Hughes Landing, of which 478,000 square feet were leased to the Exxon Mobil Corporation. Once the commercial properties under development are completed and stabilized, we expect them to generate approximately $37.5 million in NOI and we estimate their value at approximately $600 million. Due to strong demand for hotel rooms at premium rates, we intend to develop a 300-room hotel located in Town Center. Located adjacent to 4 Waterway Square and across the street from 3 Waterway Square, this hotel will serve as the newest generation Four Diamond hotel in an underserved market and will complement The Woodlands Resort & Conference Center. This $100+ million project is expected to break ground in the first half of 2014 and will welcome its first guests in late 2015. THE WOODLANDS COMMERCIAL PROPERTY DEVELOPMENT OPPORTUNITY The Woodlands commercial office vacancy rate at less than 5% is one of the lowest in the country. In light of this demand, we continue to work to identify future potential development sites in The Woodlands. We have identified an additional seven million square feet of future commercial development opportunities since we obtained 100% ownership of The Woodlands. Using current market values of $400 per square foot and a cost to complete (excluding land value) of $250 per square foot, we estimate that we can achieve more than $1 billion of value from these new development opportunities. Strong economic trends are expected to continue to provide us with a unique opportunity to accelerate growth, density, and development. The time is now for The Woodlands and we understand the unique opportunity in front of us. Hughes Landing is being developed into a vibrant, walkable mixed-use environment. Whole Foods will bring fresh gourmet food options to Hughes Landing.

7 CEO SHAREHOLDER LETTER BRIDGELAND Bridgeland finished 2013 with 7,350 residents in 2,100 homes, and demand for finished lots remains robust. While we sold 143 residential lots at an average price of $77,000 and 16.6 commercial acres generating $13.6 million in revenue, we were unable to fully capitalize on demand due to an unforeseen delay in obtaining a development permit from the US Army Corps of Engineers. By comparison, in 2012, we sold 389 lots and generated revenue of $21.9 million. I am pleased to report that on February 27, 2014 we received the development permit. As a result, we should be able to deliver over 500 finished lots to builders within 180 days and develop an additional 806 acres of land in Bridgeland, representing approximately 1,300 finished lots. There are a few reasons why we are confident that sales momentum will return to Bridgeland and lot sales will accelerate. First, Segment E of the Grand Parkway, which bisects the future downtown of Bridgeland, is now open to vehicular traffic. The Grand Parkway will reduce the commute time between Bridgeland and The Woodlands and other areas of the Houston Metropolitan Statistical Area (MSA). Next, as Houston continues to grow northwest, many of Bridgeland’s competitors are running out of lot inventory. With approximately 18,000 remaining developable lots and a 2013 average price per lot of $77,000, we are positioned to capitalize on Bridgeland’s potential for growth. Finally, with an increasing number of residents, we continue to invest in infrastructure so that we can stay ahead of expected growth. In 2013, we invested $29.2 million in the development of future residential sections and critical support items such as waste water treatment plants, roads, sewers and community amenities. A block of homes in a Bridgeland residential neighborhood. A kayaker enjoys one of the many waterways and lakes in Bridgeland.

8 CEO SHAREHOLDER LETTER SUMMERLIN When I became CEO of The Howard Hughes Corporation near the depth of the housing recession in 2010, Summerlin had just $11 million of revenues. At its peak, Summerlin generated $260 million of annual revenues. Because of this potential, we dubbed Summerlin the Sleeping Giant, and in 2013, this Sleeping Giant awoke. Summerlin generated $112 million of land sales in 2013 compared with $32 million in 2012, and the average price per superpad acre increased to $323,000 from $226,000 in 2012. In 2013, Summerlin sold 157 finished lots, nine superpads (totaling 257 acres) and 12 custom lots. At December 31, 2013, Summerlin had ten active subdivisions containing 290 lots, down from 13 at the end of 2012. Summerlin’s new home sales increased to 589 in 2013 from 471 in 2012. Kevin Orrock, President of Summerlin, and his team are energized by the recovery of this market and growing demand for land in Summerlin. Our patience paid off and now our community is once again blossoming as the premier community where homebuilders want to build. In 2013, median new home sales prices in the Las Vegas Valley increased approximately 37% over the prior year. According to the Las Vegas Review Journal, resale inventory at the end of 2013 represented 2.8 months of inventory, less than half the six month supply of a normal market. Visitors to the Las Vegas strip were 39.7 million, just shy of the 2012 record. Construction activity is also on the upswing, with almost $8 billion of investment proposed or under construction in Las Vegas. To give some context to the rebound in values at Summerlin, in 2010 we took an impairment charge against the approximately 2,000 acres in Summerlin South. The $203 million fair value determined at that time for accounting purposes was computed using a discounted cash flow model containing projected future sales prices and costs to deliver parcels to homebuilders. In the second half of 2013, we sold superpads for an average of approximately $365,000 per acre. Our model from 2010 did not assume we would reach this price until 2025, so from a pricing standpoint we are 12 years ahead of our assumptions in the 2010 valuation model. You may remember from our Chairman’s letter in 2011, Bill Ackman stated “small changes in assumptions on discount rates, lot pricing and sales velocity, inflation etc. can have an enormous impact on fair value.” Calculating the positive impact of pricing increases and sales velocity would dramatically change the carrying value of Summerlin, but under GAAP accounting, we do not “write up” assets if they increase in value, we only write them down if we believe we cannot recover our book value from the future cash flows we expect to receive from the property. In light of the recent rapid increase in sales prices, one might ask whether we are approaching peak pricing in Summerlin, but we believe we are far from it. The following chart shows historical annual superpad sales and price per acre for superpads. We are now at 2003/2004 pricing levels and one-third of the peak. We also believe that the creation of a downtown in Summerlin will have a substantial positive impact on land values. We believe the future is very bright for Summerlin. As the Las Vegas economy continues its recovery, we expect Summerlin to further differentiate itself as the top MPC in the region. Summerlin, which is equipped with the best amenities of any MPC in the Las Vegas market, is adjacent to the Red Rock Canyon National Conservation Area and has neighborhoods connected by a 150-mile trail network. The community also boasts the best public and private schools in the state. Eleven out of the 12 public schools in Summerlin received one of two top scores according to the Nevada Department of Education’s 2013 statewide assessment. I believe that anything really worth doing, whether in life or in business, requires persistence and perseverance. Staying the course means having the necessary foresight, capital and, most importantly, courage to stick to your plan. The Shops at Summerlin in Downtown Summerlin was an abandoned mall site that our predecessor had invested over $150 million in infrastructure before suspending construction during the financial crisis. It had an all-star line-up of tenants and if previous management had the capital and courage to stay the course, despite how badly Las Vegas was -$ -$ -$ -$ -$ -$ 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 $7,042 $12,505 $83,191 $26,116 $14,657 $81,266 $54,936 $67,122 $60,621 $72,754 $24,372 $65,176 $37,635 $108 $160 $169 $170 $203 $289 $822 $720 $1,059 $973 $0 $226 $323 $90,000 $1,200 $1,000 $800 $600 $400 $200 $- $- $80,000 $70,000 $60,000 $50,000 $40,000 $30,000 $20,000 $10,000 SALES (THOUSANDS) PRICE PER ACRE (THOUSANDS) HISTORICAL SUPERPAD SALES SUMMERLIN SUPERPAD SALES

9 CEO SHAREHOLDER LETTER perfect fit for a project of this scale and complexity. When you visit this site, you will find it bustling with activity with as many as 600 workers onsite daily. We expect the opening of The Shops at Summerlin to be a huge success. hit by the downturn, it would be a fortress mall today. I am excited about launching the development of the downtown in Summerlin because we are not building a mall or a town center but instead a small city just like we did at The Woodlands. Part of a 400-acre site, this downtown will initially be home to over 1.35MM square feet of national retailers, a 200,000 SF Class A office building, and in the coming years, thousands of residents in apartments and condos in addition to more office buildings to meet the demands of companies wanting to enjoy this world class community where their employees can work, live, and play. A 200,000 square foot Class-A office building, originally begun by our predecessor, will be located in the center of our city. The partially completed structure that we inherited provided us the opportunity to profitably develop this building at an attractive economic return. This building will be a catalyst for additional office development on our site as tenants throughout the Las Vegas Valley are drawn to the amenities offered by our downtown development. Dave Kautz – Senior Vice President of Development, is responsible for building the downtown Summerlin project. Dave has over 30 years of development experience in a diverse range of retail projects. His talent, enthusiasm, tireless energy and no nonsense approach are a A view of the Summerlin master planned community in Las Vegas, Nevada. COLUMBIA In Columbia, Maryland we began construction on the first two important commercial developments in Downtown Columbia. The 50/50 joint venture with Kettler-Orchard to develop a 380-unit Class A apartment building called The Metropolitan began construction last year and is expected to be completed on schedule by the end of 2014. Kettler-Orchard has been a great partner on the project and we therefore decided to do a 50/50 joint venture with Kettler on a new 437-unit Class A apartment building adjacent to The Metropolitan. We contributed approximately five acres of land with a book value of $4.0 million at a valuation of $4.8 million per acre, or $53,500 per unit which equates to $23.4 million in total value. We expect construction on this second apartment building to begin in 2014. The renovation of the Frank Gehry-designed Columbia Headquarters building began in 2013. Anchored by Whole Foods and the Columbia Association, this 89,000 square foot building, when complete, will re-energize the Downtown Columbia lakefront area. We obtained a $23.0 million nonrecourse construction loan at LIBOR plus 2.00% to fund nearly all of the $24.6 million renovation. The project is expected to be completed by the end of 2014 and reach stabilized annual net operating income of $2.1 million in the second quarter of 2015. John DeWolf, Senior Vice President Development, and his team continue to develop a master plan for the 13 million square feet of entitlements that we have surrounding the Columbia Mall and in the adjacent 40-acre area called the Crescent, which also contains the Merriweather Post Pavilion, ranked the fourth best amphitheater in America by Rolling Stone Magazine in 2013. Columbia is the oldest MPC in our portfolio, and was developed by Jim Rouse in the 1960s and early 1970s. Since that time, very little development has occurred in Columbia and most of its commercial buildings are dated. Rouse is widely recognized as the father of the MPC business, and since Columbia was developed, Howard County, which comprises Columbia, has become the sixth-most affluent county in the U.S. according to Forbes. Downtown Columbia is poised for new development, and during 2014 we expect to unveil our master plan for its redevelopment.

10 CEO SHAREHOLDER LETTER WARD VILLAGE It is critical that we have a strong sense of who we are, both as a company and in our plans for specific markets and developments. This allows us to be authentic to the communities we serve. It is this drive for authenticity that has guided our vision for Ward Village, our vertical master planned community in urban Honolulu. During 2013, we began the transformation of Ward Centers into Ward Village, an urban master planned community that will include approximately 4,000 residential units and over one million square feet of retail and commercial space. Ward Village will be a vibrant neighborhood complete with diverse retail experiences and exceptional residences set among dynamic public open spaces and pedestrian-friendly streets. We recently completed the redevelopment of the onsite iconic IBM Building into the world-class Ward Village residential sales gallery and master plan information center, which showcases the urban master planned community that we are creating. In November, Ward Village was awarded LEED Neighborhood Development Platinum certification. Ward Village is the only LEED-ND Platinum certified project in Hawai'i and the largest LEED-ND Platinum certified project in the U.S. This designation confirms our commitment to sustainability of the projects that we develop. Consistent with our goal of creating a thriving community at Ward Village, we established the non-profit Ward Village Foundation with an initial $1 million commitment to support the local community over the next two years, and committed the first $100,000 grant to Kupu, a local non-profit that provides experiential education and life skills development opportunities to help youth and young adults succeed in life and create lifelong community servants. These investments in sustainability and The ground floor at one of the two luxury towers in the first phase of Ward Village. community are long-term investments. We believe that over time this approach will contribute to our goal of making Ward Village the most desirable place to live in Honolulu. Earlier this year, we began pre-sales of the first two residential towers at Ward Village called Waiea, meaning “water of life” in Hawaiian and Anaha, meaning “reflection of light”. Waiea will contain 171 residential units and Anaha will contain 311 units. The strong demand for units at ONE Ala Moana and the demand we are experiencing for Waiea and Anaha are consistent with numerous data sources indicating strong housing demand fundamentals in Hawai'i. A study published in February 2014 by The Economic Research Organization at the University of Hawai'i predicts a 35% increase in median condominium pricing by 2018 due to a lack of supply and hurdles to new development. In addition to strong local demand fundamentals, Hawai'i has strong international appeal to second home buyers. In addition to demand from the mainland U.S. and Japan, visits by Chinese and Korean tourists, which had been small in the past, are increasing substantially. Visits from Korean and Chinese tourists have increased on an annual compounded basis by over 20% since 2007. While still less than 5% of total annual visitors to Hawai'i, many believe that these numbers could become much larger with the establishment of additional non-stop service between Mainland China and Hawai'i. In January 2014, Air China began the first non-stop service between Beijing and Honolulu, and Hawaiian Airlines has announced it will begin non-stop service in April. An influx of tourists from areas of the world, such as China and Korea, that had not traditionally been visitors to Hawai'i in the past, will further increase demand for residential housing. STRATEGIC DEVELOPMENTS

11 CEO SHAREHOLDER LETTER SOUTH STREET SEAPORT The South Street Seaport in Lower Manhattan is one of our most valuable and recognizable assets. The Seaport is an important catalyst for the revitalization of Downtown Manhattan as it continues to recover from Superstorm Sandy. Our vision is to transform the Seaport area into the most vibrant community in Lower Manhattan that will become a premier destination for local New Yorkers and tourists for entertainment, culture, shopping, dining and living. Lower Manhattan was severely impacted by Superstorm Sandy in October 2012. Many local businesses struggled to re-open or closed permanently, and the area is still recovering to this day. As a result of the storm, last year we created innovative programming called SEE/ CHANGE to re-energize and re-activate the Seaport community and create a gathering place for the community that did not exist in the aftermath of the storm. The program includes bringing an array of new retail, culinary and cultural events to the Seaport each season to attract local New Yorkers and tourists, and an intensive social media campaign to advertise the events. SEE/CHANGE launched Memorial Day weekend with over 30 small businesses opening in containers and pop-up retail spaces for the summer. Between Memorial Day and Labor Day we had approximately 20,000 people attend 30 outdoor movie nights and Smorgasbar, a collection of pop-up restaurants that generated over $2,000 per square foot in sales. SEE/CHANGE is just the beginning of the transformation of this area into the South Street Seaport District. We donated 100% of SEE/CHANGE revenues to the old Seaport Alliance to help businesses that were hard hit by Sandy and continue to be impacted by the storm. As described in Travel and Leisure, “The words South Street Seaport and hip have never been strung together by a New Yorker That’s changing: the cool factor is rising.” This is just the beginning as we have made SEE/ CHANGE a part of each season of the year and launched our winter campaign that included an ice-rink and an inflatable cube that can hold several hundred people with live music performances, food, and drinks. Our initial project includes the redevelopment of Pier 17 and renovation of the historic area west of the FDR Drive. During 2013, we obtained all necessary entitlements needed to begin the project and in September, we began construction on the complete transformation of Pier 17. The redevelopment plan balances the pier’s iconic waterfront location with its unique ability to provide a much-needed community anchor for the rapidly growing residential population in Lower Manhattan—a population that has nearly tripled in the past 15 years. Thousands gather for a free movie screening at South Street Seaport Front Row Cinema program. A view of the FDR entering the Tin Building that will be redeveloped as part of our Seaport master plan Pier 17

12 CEO SHAREHOLDER LETTER 12,000 skaters visited the outdoor ice rink at the Seaport. The redeveloped pier will be highlighted by a 1.5-acre rooftop that will include a world-class restaurant, two outdoor bars, and an amphitheater that will hold up to 4,000 people for concerts and special events becoming the premier boutique entertainment venue in the world. Larger open spaces on the pier level along with the new rooftop venue will showcase breathtaking views of the city skyline. The structure will contain approximately 182,000 square feet of leasable space, not including the rooftop. The South Street Seaport District will have a character unique from the rest of Manhattan. Its location and views of the Brooklyn Bridge, the East River and New York Harbor, and its storied history as the birthplace of New York’s maritime history, will make the customer experience unique. We are curating a tenant mix that will complement these unique attributes to further differentiate the South Street Seaport District and create a destination unlike any other in the city. One of our new anchor tenants is a great illustration of this strategy. In late 2013, we announced that we will be bringing world-class cinema operator iPic to the Seaport in what will be the first of many tenant announcements. Along with the redevelopment of Pier 17, the theater will be part of a dynamic lineup of retail, dining, entertainment and culture at the Seaport that will transform this district into the most desired place to be in Manhattan. Containing eight-screens and 505 seats, iPic’s guests will enjoy reserved luxury seating, in-theater dining and a level of comfort and service offered nowhere else in Manhattan. The iPic theater will be located in the historic Seaport. We estimate our initial project will cost approximately $425 million to complete, which includes the costs of fully replacing the concrete Pier 17 structure. We have chosen initially to fund the project from unrestricted cash on an unleveraged basis. We believe that initially developing this project without construction debt provides the most flexibility and allows us to make decisions quickly for this unique project. As development and leasing advances, we expect to obtain project level financing for this development. In November, we presented to the public preliminary plans for a second project, which, together with our initial project, completes our vision and master plan for transforming the entire South Street Seaport District. Designed by the renowned architectural firm SHoP, led by principal Greg Pasquarelli, the proposed second project is expected to encompass nearly 700,000 square feet of space and will be fully integrated into the East River Esplanade and enhance the neighborhood connectivity to the water while preserving and enhancing views. The project will include a LEED-certified building with hotel and residential uses, the replacement of deteriorated wooden platform piers adjacent to Pier 17, a complete restoration of the historic Tin Building into a world-class food market open to the public seven days a week, and a marina with public access and a myriad of maritime activities. The South Street Seaport District and Ward Village developments are urban siblings of our core suburban master planned community business. Thoughtful planning, with an emphasis on sustainability, creates a virtuous development cycle where one property type generates demand for other property types, which attracts more residents, creates more demand for development, and so forth. These urban planned communities, containing retail, entertainment, residential, office, and hotel with public open spaces, become desirable communities where residents can live, work, learn and play.

13 CEO SHAREHOLDER LETTER The Seaport will be highlighted by a 1.5-acre rooftop that will include an amphitheater that will hold up to 4,000 people for concerts and special events in becoming the premier boutique entertainment venue in the world.

14 CEO SHAREHOLDER LETTER The Outlet Collection at Riverwalk demonstrates the creativity and tenacity of our development, leasing, operations and marketing teams in navigating complex projects to drive shareholder value. I discussed the unique attributes of this project in my 2013 letter. The development is slated to become the first upscale urban outlet center in the United States and will be the first, new, large-scale retail development in downtown New Orleans since Hurricane Katrina hit in 2005. The project solidifies downtown New Orleans’ resurgence as a retail destination for residents and tourists alike. A view of the interiors of the Outlet Collection at Riverwalk. THE OUTLET COLLECTION AT RIVERWALK The Outlet Collection is centrally located in New Orleans’ business and tourist districts and sits on several long-term ground leases and easements owned and controlled by multiple government and commercial constituencies. Navigating these complexities, the development team successfully entitled the project and the leasing team has executed leases for over 95% of the rentable space. The Outlet Collection will include marquee tenants such as Neiman Marcus Last Call Studio, Forever XXI and Coach. This development is a case study which demonstrates the potential value that can be created with unconventional and innovative approaches to development. In 2010, we took an impairment charge to write down Riverwalk to its then fair value of $10 million. Its redevelopment into an upscale urban outlet center, which will cost approximately $82 million, will open in 2014 with approximately $8.5 million of annual net operating income. Given the scope of the project, we believe the stabilized value of this asset will approach $150 million.

15 CEO SHAREHOLDER LETTER The Outlet Collection at Riverwalk is located in the heart of New Orleans’ central business and tourist districts. Spanish Plaza, The Outlet Collection at Riverwalk.

16 CEO SHAREHOLDER LETTER I have always believed that all companies need two things to be successful—great assets and great people. We are constantly looking to add world-class talent that share our values and commitment. Both Grant and I spend a great deal of time recruiting top notch talent to our company. As the lifeblood of any good organization, we have a deep appreciation for the interconnectivity of people and how important chemistry, commitment and character are to executing on our vision. We have embedded in our culture the importance that every current and future employee share our passion and our values. Below I have identified some of our key 2013 recruits. In preparation for the impending operation and management of our soon-to-be stabilized properties, we hired Sarah Vasquez, Senior Vice President of Management and Operations, in February 2013. Sarah’s broad experience managing retail centers at Westfield provides her with an excellent background to effectively and efficiently maximize the operations of our stabilized developments while adhering to and advancing the latest trends in customer service and sustainability. Sarah’s electric energy and infectious enthusiasm have already made a huge imprint in the fabric of our organization. It is almost as if she started with the company in November of 2010. In August 2012, we engaged Cornwell Design, an Australian branding and marketing firm, to develop a brand strategy for our Ward Village development. The work developed by Steven Cornwell, CEO and Founder, and his team gave us insight into his marketing brilliance and showed us the potential impact great content can have in bringing the vision for our properties to life. While working with Steve I realized that we needed to develop our intellectual property in house, and that Steve’s ability to translate powerful ideas into content would be invaluable to us in unlocking the potential of the Howard Hughes brand. To that end, led by Steve Cornwell, we launched the HHC Studio at the beginning of this year. HHC Studio is our in-house design, marketing and branding group. Steve relocated his family from Australia to New York and HHC Studio will be headquartered at our Seaport offices. In February of this year we hired Brent Habeck as EVP Strategic Leasing. Prior to joining our team Brent was directly responsible for leasing the World Trade Center. In partnership with Keith Laird – EVP Leasing, Brent will help uncover the many undiscovered jewels within our portfolio, the results of which will be shared with you in the coming years. In March of 2013, we received all of the necessary approvals to begin the redevelopment of the South Street Seaport. Our redevelopment efforts began in earnest at the beginning of October but in the interim, we have been hard at work hiring the necessary expertise to ensure that the reconstruction and operation of Pier 17 is in great hands. Phillip St. Pierre joined us as General Manager in March 2013. Previously he was responsible for managing Century City Mall in Los Angeles, California. Phillip has already made a valuable contribution, leading our dynamic SEE/CHANGE programming. We are actively leasing the Seaport with the help of Jonathan Lauren – Vice President of Leasing who began working for us in January 2014. Jonathan has over 25 years of leasing experience at retail centers such as Century City Mall, Topanga Mall and Valley Fair, all in California. His knowledge of and key relationships with national, international and local retailers will be pivotal as we continue to announce the many outstanding tenants we believe will be part of this iconic project. Also in New York, Susi Yu joined us as Senior Vice President of Development. In this role, she is leading the planning efforts for the future mixed-use development at the Seaport. Prior to joining Howard Hughes in August, 2013, Susi served as Senior Vice President for Forest City Ratner Companies. During her 12- year tenure with Forest City Ratner, Susi led the development of large scale, mixed-use urban projects, including the development of 8 Spruce Street, a 1.1 million square foot, 896-unit rental building designed by Frank Gehry, and the development of B2, the first residential building of Atlantic Yards. I am pleased that these very talented and accomplished individuals have joined the deep bench we already have in place. I expect that these new additions will make their mark in the coming years and collaborate effectively with our growing family of employees. TALENT Tim Welbes, Robert Heineman, and Alex Sutton, accept the Vision Award for Exemplary Leadership from the Urban Land Institute in Houston.

17 CEO SHAREHOLDER LETTER The Howard Hughes Corporation has built the foundation for our future success. Our unique assets have drawn world-class talent to the company who will create a myriad of future possibilities to grow our business. First and foremost, however, there is a lot of work yet to be done to maximize the value of our existing real estate assets. In 2014, you will see ongoing vertical development in our largest core assets as they get closer to completion. We will begin to generate significant stabilized recurring cash flows from our commercial properties and realize sales proceeds from sales of condominiums and residential and commercial land. At The Howard Hughes Corporation, we love real estate, but our brand is about so much more than bricks and mortar. We are about creating something great and transformational that will outlast us. In order to achieve this, I encourage each of our employees, consultants, and partners to THINK BIG. I am grateful for the continued confidence and support you have shown as we continue our mission to create timeless places and memorable experiences that inspire people while driving sustainable, long-term growth and value for our shareholders. Warm Regards, David R. Weinreb Chief Executive Officer A LEADING AMERICAN COMPANY FOR THE 21ST CENTURY The Board of Directors and HHC executives ring the bell at the New York Stock Exchange in March 2011.

*** FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES FORWARD-LOOKING STATEMENTS Statements made in this letter that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “transform” and other words of similar expression, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this letter and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in our filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. We caution you not to place undue reliance on the forward-looking statements contained in this letter and do not undertake any obligation to publicly update or revise any forwardlooking statements to reflect future events, information or circumstances that arise after the date of this letter except as required by law. NON-GAAP FINANCIAL MEASURES The Company believes that net operating income, or NOI, a non-GAAP financial measure, is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, depreciation, ground rent, demolition costs, other amortization expenses, and equity in earnings from our real estate affiliates. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant mix, which vary by property, have on our operating results, gross margins and investment returns. Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss). No reconciliation of projected NOI is included in this letter because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.